                               UNOCAL CORPORATION
                               2141 Rosecrans Avenue
                               Suite 4000
                               El Segundo, California 90245
                               Telephone (310) 726-7601

                          [UNOCAL LOGO]

                                April 25, 1997
 ROGER C. BEACH
 Chairman of the Board
 and Chief Executive Officer


 Dear Unocal employees and retirees:

 By now you should have received Unocal's 1996 annual report and proxy statement, together with a proxy card (or voting instruction card) for you to vote your shares at the upcoming annual meeting.

 This year's proxy contains two stockholder proposals.

  - The first requires the Board of Directors to issue a report on the actual and potential costs and benefits of doing business in Myanmar.

  - The second calls for a group of outside directors to investigate and publish a report on the allegations that the Myanma Oil and Gas Enterprise (a co-venturer in the Yadana natural gas project) is a conduit for money laundering in Myanmar.

 The issues surrounding these proposals have broad implications, and we want all stockholders to be fully informed about them. The enclosed Proxy Fact Sheet summarizes the proposals and presents the viewpoints and recommendations of your company's Board of Directors. I also encourage you to review the proxy statement, which provides more detailed information on the proposals.

 As a Unocal stockholder, you are an owner of the company.
 Your views and your votes are important. Please be sure to vote by marking and signing your proxy card or voting instruction card and returning it in the postage-paid envelope provided with the proxy statement.

                                Very truly yours,

                                /s/ Roger C. Beach

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                          [UNOCAL LOGO]

                        PROXY FACT SHEET


                              YOUR
                              VOTE
                             COUNTS

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 ITEM 4

 PROPOSAL SUMMARY
 ----------------

 Requests that the Board of Directors appoint a committee of outside directors to issue a report on the actual and potential economic and public relations costs to Unocal of opposition to its business in Myanmar (Burma). The report should include actual and potential benefits of continuing to do business in Burma as well as the costs to Unocal.

 VOTE NO

 The Board of Directors recommends a VOTE AGAINST the adoption of Proxy Item 4 for the following reasons:

 The expenses that would be incurred in producing such an economic report are unnecessary.

 There has been no significant impact o Unocal from consumer boycotts or selective purchasing resolutions.

 With the sale of 76 Products Co., the Company's exposure to consumer boycotts or selective purchasing resolutions will virtually cease.

 In 1996, total non-operating expenses Unocal incurred to support its investments in Myanmar - about $1 million - were immaterial from a Long-term investment perspective.

 UNOCAL'S VIEW
 --------------
 The expenses that would be incurred in producing such an economic report are unjustified. There has been no significant impact on Unocal from consumer boycotts or selective purchasing resolutions. Given the sale of 76 Products Co., our exposure to consumer boycotts or selective purchasing resolutions will virtually cease. From a long-term investment perspective, Unocal's total non-operating expenses -- about $1 million -- associated with our investments in Myanmar are immaterial.


 PUTTING MYANMAR IN PERSPECTIVE
 ------------------------------
 Unocal's Myanmar operations are held under two wholly owned subsidiaries. At year-end 1996, they had assets of $115 million, compared with Unocal's total assets of $9.1 billion. The Company's activities in Myanmar are reported in its 1996 Annual Report and Form 10-K. Additionally, the Company has issued three reports about the Yadana project, the most recent of which was published in March 1997.

 BUSINESS IMPACT OF MYANMAR PROTESTS
 ------------------------------------
 76 Products Co., the business unit with the most visible exposure to boycotts or purchasing resolutions, had a limited presence in the municipal markets where selective purchasing resolutions were enacted. Given the sale of 76 Products Co., no further impact is expected.

 In 1996, 76 Products maintained its existing municipal contracts. (The prior year, one municipal contract valued at about $44,000 was not renewed.)

 There has been no significant or material impact on the sales
 (retail, wholesale or commercial) of gasoline and diesel fuel.
 In fact, sales increased by 9 percent in 1996.

 The number of retail and commercial credit card accounts closed because of Unocal's investments in Myanmar were insignificant. (In 1996, the number of new credit card accounts grew by over 33 percent, compared with the prior year.)

 There has been no measurable impact on The UNO-VEN Company from consumer boycotts or selective purchasing resolutions.


 MYANMAR NON-OPERATING EXPENSES
 -------------------------------
 During 1996, Unocal incurred approximately $1 million in non-operating expenses for government relations, public communications and legal support related to its Myanmar activities. These costs are insignificant when compared with the anticipated returns during the 30-year life of the Yadana project.


 CONCLUSION
 -----------
 The expenses required to produce such a report are neither necessary nor cost-effective. The sale of our 76 Products Co. assets will virtually end Unocal's exposure to consumer boycotts and selective purchasing resolutions. Non-operating expenses associated with the Company's Myanmar operations are, from a long-term perspective, immaterial.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
 THIS PROPOSAL

 REMEMBER THAT EVERY VOTE COUNTS.  IF THIS PROPOSAL IS NOT
 DEFEATED BY MORE THAN 97 PERCENT OF THE TOTAL STOCKHOLDER
 VOTE, IT CAN BE SUBMITTED AGAIN NEXT YEAR.

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 ITEM 5

 PROPOSAL SUMMARY
 -----------------
 Requests that a committee comprised of outside directors conduct extensive research and publish a written report on the allegations that the Myanma Oil and Gas Enterprise (MOGE) is a conduit for illegal drug-money laundering in Myanmar (Burma); the extent to which company officials have been aware of any facts linking MOGE to drug-money laundering; and a recommended course of action for the Board of Directors to take based on the findings.

 VOTE NO

 The Board of Directors recommends a VOTE AGAINST the adoption of Proxy Item 5 for the following reasons:

 The proposal implies that Unocal officials may have knowledge of drug-money laundering activities allegedly conducted by the Myanma Oil and Gas Enterprise (MOGE). This is absolutely false.

 Unocal is not involved in the internal financial operations of MOGE. We do not have access to the financial or operating records of MOGE, nor do we have the legal authority to review those records.

 It is illegal under Myanmar law - and against Unocal's policy
 - to conduct the investigation called for by this stockholder
 proposal.   Such an investigation also would expose Unocal
 officers and directors to significant criminal penalties.

 Enacting this stockholder resolution could jeopardize Unocal's investments in Myanmar. At immediate risk would be $115 million in assets of two wholly owned Unocal subsidiaries under which those investments are held. Longer term, stockholders may fail to realize the anticipated returns expected to be generated by the 30-year Yadana project.

 UNOCAL'S VIEW
 --------------
 The resolution implies that Unocal officials may have knowledge that the Myanma Oil and Gas Enterprise (MOGE) is engaged in the drug-money laundering activities alleged in the proposal. This is absolutely false. Proving or disproving those allegations would require an extensive investigation that would subject Unocal's officers and directors to criminal penalties under Myanmar law, under which two of the Company's wholly owned subsidiaries must operate.


 PROPOSAL VIOLATES OUR CODE OF CONDUCT
 --------------------------------------
 Unocal's operations are strictly guided by our Statement of Principles, as well as our Code of Ethics and Compliance Guidelines. In Myanmar, as in every country where we operate, our policy is to comply with all laws, rules and regulations applicable to the conduct of our business. Every Unocal employee must avoid any activity which could involve or lead to the involvement of Unocal or its personnel in any unlawful practice.


 CONCLUSION
 ----------
 Unocal is committed to meeting the highest ethical standards in all of our operations, at home and abroad. We have explicit policies against any type of involvement in unethical or illegal behavior.

 Moreover, as an international energy company, Unocal is not legally authorized to conduct an investigation into the financial activities of a state-owned company such as MOGE.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
 THIS PROPOSAL.

 REMEMBER THAT EVERY VOTE COUNTS.  IF THIS PROPOSAL IS NOT
 DEFEATED BY MORE THAN 97 PERCENT OF THE TOTAL STOCKHOLDER
 VOTE, IT CAN BE SUBMITTED AGAIN NEXT YEAR.

 VOTING
 YOUR SHARES

 All stockholders are encouraged to vote their shares of Unocal common stock on the issues outlined in the proxy or brought before the annual meeting. Here is how the voting of shares in employee stock plans are handled:

 - UNOCAL SAVINGS PLAN PARTICIPANTS

   The trustee of the Unocal Savings Plan will vote your shares in accordance with the direction received from you. If you do not vote, your shares will be voted by the trustee in the same proportion as those shares for which it received voting directions.

 - EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) PARTICIPANTS

   The trustee of the ESOP will vote your shares in accordance with the direction received from you. If the trustee does not receive instructions from you, then the trustee will vote your shares on proxy issues at its discretion.